Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Greg Miller
917-653-7335
gmiller@marketcompr.com
GNC Names Beth J. Kaplan President, Chief Merchandising and
Marketing Officer
Retailing veteran will focus on marketing, merchandising and brand-building initiatives drawing on senior management roles at Limited
Brands, Rite Aid and Procter & Gamble
Pittsburgh, December 21, 2007 — General Nutrition Centers, Inc., the largest global specialty retailer of nutritional supplements, today announced that it has named Beth J. Kaplan, 49, as President, Chief Merchandising and Marketing Officer. In that role, she will report directly to Joe Fortunato, a nineteen-year GNC veteran who became CEO in 2005 and has since led a dramatic turnaround of the business.
Mr. Fortunato said, “I am extremely pleased to bring an executive with Beth’s talent, skills and experience to GNC. As President, Chief Merchandising and Marketing Officer, Beth will focus on key strategic initiatives relating to the merchandising of our stores, marketing of the GNC Brand and product development. Beth’s enormous depth of experience in merchandising and marketing will help GNC to further build on its strong financial performance to date.”
“This is a great time to join GNC,” said Ms. Kaplan. “Joe Fortunato and his senior management team have done a wonderful job expanding GNC’s franchise as the largest global specialty retailer of nutritional supplements. Moving forward, my focus will be on brand-building initiatives that broaden our relationship with our customers, particularly women, while expanding our product offerings.”
As Executive Vice President and General Manager of Flagship Stores at Limited Brands from 2002 to 2005, Ms. Kaplan had overall responsibility for pioneering the development of more than 60 Flagship Bath & Body Works stores, the cornerstone of Limited Brands’ entry into the highly competitive beauty retail market, which led to the introduction of the company’s C.O. Bigelow brand and retail stores.
Her relationship with GNC and its product strategy goes back to her tenure, in the late 1990s, as Senior Executive Vice President, Marketing and Merchandising for Rite Aid, where she was responsible for overall corporate marketing and merchandising. In that role, she developed and negotiated Rite

Aid’s strategic alliance with GNC, which is forecasted to grow to 2500 GNC stores within Rite Aid stores.
Ms. Kaplan began her career in brand management at Procter & Gamble, rising to President of its Noxell cosmetics and fragrances unit. Most recently, as a co-founder and managing partner of Axcel Partners, she invested in early stage consumer goods and retail companies.
About GNC
GNC, headquartered in Pittsburgh, PA, is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including approximately 1,000 franchise and 1,250 Rite Aid store-within-a-store locations) and franchise operations in 48 international markets. The company — which is dedicated to helping consumers Live Well — also offers products and product information online at GNC.com.
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